EXHIBIT 10.50

SUMMARY OF ATHERSYS, INC.

2015 CASH BONUS INCENTIVE PLAN

On January 27, 2015, the Board of Directors of Athersys, Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board of Directors of the Company, approved a cash bonus incentive plan (the “Plan”) for the year ended December 31, 2015 for the named executive officers of the Company. The Plan provides that each participant is eligible to earn a bonus during the award term of January 1, 2015 through December 31, 2015. The Plan provides for the following target bonus percentages of the named executive officer’s salary during the award term, weighted as set forth below on the achievement of specified corporate goals, with the remainder based on individual/functional performance. The corporate goals include advancing the Company’s clinical programs for MultiStem, executing against the established operating plan and capital acquisition objectives, and advancement of strategic partnership and program activities. There is no formally adopted plan document for the Plan.

Title	Target Bonus	Weighting on Corporate Goals
Chief Executive Officer	60%	100%
President & Chief Operating Officer	45%	80%
Executive Vice President & Chief Scientific Officer	45%	80%
Executive Vice President, Regenerative Medicine	40%	60%
Vice President of Finance	30%	60%